As filed with the Securities and Exchange Commission on March 29, 2022

Registration No. 333-253087

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

(Registration No. 333-253087)

UNDER

THE SECURITIES ACT OF 1933

Apria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-4937641
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7353 Company Drive

Indianapolis, Indiana 46237

(Address of Principal Executive Offices) (Zip Code)

Apria, Inc. 2021 Omnibus Incentive Plan

Apria, Inc. 2015 Stock Plan

(Full title of the plans)

Daniel J. Starck

Chief Executive Officer

Apria, Inc.

7353 Company Drive

Indianapolis, Indiana 46237

(Name and address of agent for service)

(800) 990-9799

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Apria, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-8 (No. 333-253087) filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 12, 2021 (the “Registration Statement”) registering (i) 3,912,324 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), relating to the Apria, Inc. 2021 Omnibus Incentive Plan and (ii) 3,766,228 shares of Common Stock relating to the Apria, Inc. 2015 Stock Plan.

On March 29, 2022, the Company completed its previously announced merger (the “merger”) with StoneOak Merger Sub Inc., a Delaware corporation (“Merger Sub”) and an indirect wholly owned subsidiary of Owens & Minor, Inc., a Virginia corporation (“Owens & Minor”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 7, 2022, by and among Owens & Minor, Merger Sub and the Company. The Company was the surviving corporation in the merger and, as a result of the merger, has become an indirect wholly owned subsidiary of Owens & Minor.

As a result of the merger, the offerings contemplated by the Registration Statement have been terminated as of the date hereof. In accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on March 29, 2022.

APRIA, INC.

By:	/s/ Daniel J. Starck
	Name:	Daniel J. Starck
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.